SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                          [Amendment No. _____________]

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                (Name of Registrant as Specified in Its Charter)

                             GERMAN AMERICAN BANCORP

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

      No fee required.
      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:



     2)   Aggregate number of securities to which transaction applies:



     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:



     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)     Amount Previously Paid:

      2)     Form Schedule or Registration Statement No.:

      3)     Filing Party:

      4)     Date Filed:

                                        PRELIMINARY PROXY SOLICITATION MATERIALS
                              INTENDED TO BE RELEASED ON OR ABOUT MARCH 30, 1998


                             GERMAN AMERICAN BANCORP


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 23, 1998


         The Annual Meeting of Shareholders of German American Bancorp (the "Corporation") will be held at the principal office of The German American Bank, 711 Main Street, Jasper, Indiana, on Thursday, April 23, 1998, at 10:00 a.m., Jasper time, for the following purposes:

     1. To elect six Directors to hold office until the Annual Meeting of Shareholders in the year 2000 and until their successors are elected and have qualified.

     2.   To  consider   and  vote  upon  an  amendment  to  Article  V  of  the
          Corporation's Articles of Incorporation to change the per share par value of the Corporation's shares from $10.00 to no par value.

     3. To transact such other business as may properly come before the meeting.

         Holders of record of Common Shares of German American Bancorp at the close of business on March 1, 1998, are entitled to notice of and to vote at the Annual Meeting.


         SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                                          By Order of the Board
                                                           of Directors

                                                          URBAN R. GIESLER
                                                          Secretary
March 30, 1998
Jasper, Indiana


                            (ANNUAL REPORT ENCLOSED)

                                 PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS OF
                             GERMAN AMERICAN BANCORP

                                 April 23, 1998


         This Proxy Statement is being furnished to shareholders on or about March 30, 1998, in connection with the solicitation by the Board of Directors of German American Bancorp (the "Corporation"), 711 Main Street, Jasper, Indiana 47546, of proxies to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m., Jasper time, on Thursday, April 23, 1998, at the foregoing address. The Corporation is the parent holding company for The German American Bank, Jasper, Indiana ("German American"); The Peoples National Bank and Trust Company of Washington, Washington, Indiana ("Peoples"); Community Trust Bank, Otwell, Indiana ("Community"); and First State Bank, Southwest Indiana, Tell City, Indiana ("First State Bank"). At times herein, German American, Peoples, Community, and First State Bank are referred to collectively as the "Banks."

         At the close of business on March 1, 1998, the record date for the Annual Meeting, there were 5,350,161 Common Shares outstanding and entitled to vote at the Annual Meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Corporation authorized to tabulate votes) (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person. Unless revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Directors.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

                                    Nominees

         Six Directors are to be elected at the Annual Meeting. The Board of Directors, which currently consists of twelve members, is divided into two classes of equal size with the terms of one class expiring each year. Generally, each Director serves until the annual meeting of the shareholders held in the year that is two years after such Director's election and thereafter until such Director's successor is elected and has qualified. The terms of the current Directors expire as follows: 1998 -- Directors Mehne, Ruckriegel, Schroeder, Seger, Steurer, and Thompson; 1999 --Directors Astrike, Buehler, Graham, Hoffman, Lett and Place.

         Each Director will be elected by a plurality of the votes cast in the election. Shares present but not voted for any nominee do not affect the determination of whether a nominee has received a plurality of the votes cast.

         It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Gene C. Mehne, Robert L. Ruckriegel, Mark A. Schroeder, Larry J. Seger, Joseph F. Steurer and Chet L. Thompson, each of whom is now a Director whose present term expires this year. Each such person has indicated that he will accept nomination and election as a Director. If, however, any such person is unable or unwilling to accept nomination or election, it is the intention of the Board of Directors to nominate such other person as a Director as it may in its discretion determine, in which event the shares subject to the proxy will be voted for that person.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SIX NOMINEES IDENTIFIED ABOVE. (ITEM 1 ON THE PROXY)

         The following table presents certain information as of January 1, 1998, regarding the current Directors of the Corporation, including the six nominees proposed by the Board of Directors for election at this year's Annual Meeting. Unless otherwise indicated in a footnote, the principal occupation of each Director has been the same for the last five years and such Director possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by such Director. Unless specified otherwise, a Director is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with the Director. None of the persons named below beneficially owns more than one percent of the Common Shares, except for the following: Mr. Buehler (5.8%); Mr. Lett (4.0%); Mr. Graham (1.6%); Mr. Hoffman (1.6%); and Mr. Ruckriegel (4.4%). (Numbers of shares have been adjusted to reflect our November 1997 stock split and December 1997 five percent stock dividend and fractional shares have been rounded to the nearest whole share.)


Name, Present Principal                                     Director
Occupation and Age                                          Since (1)                Shares Beneficially Owned


Directors:
George W. Astrike                                           1982                           25,125 (3)
Chairman of the Board and Chief
Executive Officer of the Corporation  (2)
61

David G. Buehler                                            1984                          309,294 (4)
President/CEO of Buehler Foods, Inc.
57



David B. Graham                                            1997                            85,962 (5)
Chairman of the Board of
Graham Farms, Inc. and
Graham Cheese Corporation
70

William R. Hoffman                                         1986                            86,964 (6)
Farmer; Director of
Patoka Valley Feeds, Inc.
59

Michael B. Lett                                            1993                          213,757 (8)
Attorney, Lett & Jones (7)
52

Gene C. Mehne*                                             1979                           20,082 (9)
President and Manager of
Mehne Farms, Inc.
52

A. Wayne ("Skip") Place, Jr.                               1990                          50,523 (10)
President and Chief Executive Officer
of Jasper Rubber Products, Inc.
49

Robert L. Ruckriegel*                                      1983                         233,940 (11)
President of B. R. Associates, Inc.
(restaurants)
61

Mark A. Schroeder*                                         1991                          21,254 (13)
President and Chief Operating
Officer of the Corporation (12)
43

Larry J. Seger*                                            1990                          51,296 (14)
Sales Manager and Secretary/Treasurer
of Wabash Valley Produce, Inc.
(egg and turkey production)
46

Joseph F. Steurer*                                         1983                          28,828 (15)
Chairman and Chief Executive Officer
of JOFCO, Inc. (office furniture)
60

Chet L. Thompson*                                          1997                          12,495 (16)
President of Thompson
Insurance, Inc.
60

Named Executive Officer Who Is Not A Director:

Stan J. Ruhe                                                - - -                        7,455  (17)


All Directors of the Corporation and
Executive Officers as a Group (15 persons) (18)                                        721,992

*Nominee


1 Includes service on the Board of German American prior to the organization of the Corporation. Does not include prior service on the Board of Directors of the Banks subsequently acquired by the Corporation.

2 Mr. Astrike also serves as Chairman of the Board of German American, a Director of each of the Banks, and an officer and/or a Director of all nonbank affiliates of the Corporation.

3 Includes 10,421 shares that Mr. Astrike has the right to purchase upon the exercise of stock options.

4 Includes 265,085 shares owned by Buehler Foods, Inc., of which Mr. Buehler is President and majority shareholder and with respect to which Mr. Buehler shares voting and investment powers; 6,407 shares held jointly by Mr. Buehler and his wife; and 37,800 shares held by the David G. Buehler Charitable Trust. Mr. Buehler, his wife, Buehler Foods, Inc., and Joseph E. Buehler, Mr. Buehler's brother, who beneficially owns 263 shares directly, beneficially own as a group 309,557 shares.

5    Includes 16,125 shares owned by Mr. Graham's wife.

6 Includes 7,463 shares owned jointly by Mr. Hoffman and his wife, and 18,761 shares owned by Mr. Hoffman's wife.

7 Mr. Lett and his brother and law partner, J. David Lett, also serve as Directors of Peoples. Lett & Jones represents the Union Banking Division of Peoples as legal counsel.

8 Includes 624 shares owned jointly by Mr. Lett and his wife, 504 shares held by Mr. Lett's wife, who also holds 359 shares as custodian for their son; 203,602 shares held by Mr. Lett's mother; and 4,725 shares held by Mr. Lett's brother and his brother's wife, with all of whom Mr. Lett may be deemed to act as a group.

9 Includes 14,118 shares held by the estate of Mr. Mehne's mother; 1,731 shares owned by Mr. Mehne's wife; and 1,197 shares held by German American as trustee for the Mehne Farms, Inc. Qualified Plan.

10 Includes 7,579 shares owned jointly by Mr. Place and his wife; 1,361 shares which Mr. Place holds as custodian for his son and two daughters; and 21,418 shares owned by Jasper Rubber Products, Inc., of which Mr. Place is President and Chief Executive Officer.

11 Includes 1,800 shares owned jointly by Mr. Ruckriegel and his wife, and 74,555 shares owned by Mr. Ruckriegel's wife.

12 Mr. Schroeder was named President and Chief Operating Officer of the Corporation effective July 1, 1995, after having served as President of German American since January 1991. Mr. Schroeder also is a Director of each of the Banks, and an officer and/or a Director of the Corporation's nonbank affiliates.

13 Includes 4,559 shares that Mr. Schroeder has the right to purchase upon the exercise of stock options.

14 Includes 25,517 shares owned by certain corporations of which Mr. Seger is an executive officer and a shareholder.

15   Includes 4,338 shares owned by Mr. Steurer's wife.

16 Includes 4,964 shares owned jointly by Mr. Thompson and his wife, and 1,959 shares owned by Mr. Thompson's wife.

17 Includes 2,374 shares that Mr. Ruhe has the right to acquire upon the exercise of stock options.

18 Includes 20,482 shares that Directors and Executive Officers have the right to acquire upon the exercise of stock options and shares as to which voting and investment powers are shared by members of the group with spouses or others.

                            Committees and Attendance


        The Board of Directors of the Corporation held seven meetings during 1997. The Corporation has standing audit and compensation committees but does not have a nominating committee. The Audit Committee, consisting of Directors Hoffman, Lett, Mehne and Seger, met four times in 1997. The Audit Committee reviews with the Corporation's independent auditors the scope of the audit to be undertaken and the results of the audit and also reviews the results of internal audits. The Corporation's Human Resources Committee (previously named the Compensation Committee), consisting of Directors Astrike, Buehler, Graham, Place, Ruckriegel, Schroeder and Steurer, met four times in 1997. The Corporation's Human Resources Committee makes salary and bonus recommendations to the Board of Directors and administers the Stock Option Plan. Each of the Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors of the Corporation and the committees on which he served during 1997.

                            Compensation of Directors

        Prior to May 1997, each Director of the Corporation, including Directors who were salaried officers of the Corporation, received $250 per quarter, regardless of meeting attendance. Beginning in May 1997, the amount received by each Director of the Corporation, including salaried officers of the Corporation, was increased to $1,000 per quarter. Outside Directors also receive $100 for each committee meeting attended. All Directors receive an additional $100 for attending a special meeting of the Corporation's Board of Directors.

        All of the members of the Corporation's Board also served on the Board of at least one of the Banks and received compensation for such service during 1997. German American pays each Director a monthly retainer of $500 and $100 for every regular and special Board meeting and committee meeting attended. Outside Directors who serve on the Boards of Directors of Community, Peoples and First State Bank receive a monthly $500 retainer and do not receive any additional amounts for attending meetings. Salaried officers of the Corporation do not receive any additional compensation for serving on the Boards of Directors of Community, Peoples and First State Bank.

        In 1992 the German American Board of Directors approved a Director Compensation Deferral Program. A Director who chooses to participate in the program may defer 100 percent (not to exceed $6,600 per year) of his Board fees for five years. Interest accumulates on deferred amounts at the greater of eight percent or the five-year moving average of German American's return on equity, subject, however, to a maximum rate of twelve percent. The accumulated amounts are paid to the Director, or the Director's designated beneficiary, upon the retirement, disability or death of the Director, or, subject to German American's approval, in the event of an unforeseeable financial emergency experienced by the Director. All of the Directors deferred Director fees under the program in 1997.

EXECUTIVE COMPENSATION

        The following table sets forth information regarding compensation paid for the fiscal years indicated to the Corporation's Chief Executive Officer and the Corporation's other most highly compensated executive officers, based on salary and bonus earned during fiscal 1997.


                                             Summary Compensation Table
============================== ------------------------------------------------- ----------------- ==================
                                                                                    Long Term
                                                                                   Compensation
                                                    Annual Compensation                Awards
============================== --------------- ----------------- --------------- ----------------- ==================
                                                                                    Securities
                                                                                    Underlying
          Name and                                                                   Options/          All Other
     Principal Position             Year            Salary           Bonus             SARs (1)      Compensation
============================== --------------- ----------------- --------------- ----------------- ==================
George W. Astrike,                  1997               $178,000         $46,280            10,418            $44,402 (2)
  Chairman and                      1996               $168,000         $47,040             6,483            $33,739
  C.E.O. of the                     1995               $168,000         $39,480             4,160            $38,472
  Corporation
  and Chairman
  of the Bank
============================== --------------- ----------------- --------------- ----------------- ==================
Mark A. Schroeder,                  1997               $125,000         $32,506             5,895            $26,296 (3)
  President and C.O.O.              1996               $110,000         $30,800             1,985            $24,629
  of the Corporation                1995               $110,000         $25,850             2,205            $25,512
============================== =============== ================= =============== ================= ==================
Stan J. Ruhe,                       1997               $ 98,000         $21,070             3,375            $11,907
  Executive Vice                    1996               $ 96,500         $22,436             2,850            $11,894 (4)
  President of the                  1995               $ 95,000         $21,138                 0            $11,712
  Corporation and
  German American
============================== =============== ================= =============== ================= ==================

1 The numbers of shares underlying options have been adjusted to reflect the November 1997 stock split and December 5 percent stock dividend and are rounded to the nearest whole share.

2 Represents contributions of $11,300 under the Profit Sharing Plan, matching contributions of $8,000 under the 401(k) Plan, Director fees in the amount of $8,180, and $ 16,922 in above-market interest credited on deferred salary and Director fees.

3 Represents contributions of $7,937 under the Profit Sharing Plan, matching contributions of $7,937 under the 401(k) Plan, Director fees in the amount of $8,200, and $2,222 in above-market interest credited on deferred Director fees.

4 Represents contributions of $5,954 under the Profit Sharing Plan and matching contributions of $5,953 under the 401(k) Plan.


        In 1992 the German American Board of Directors entered into a Deferred Compensation Agreement with Mr. Astrike. A primary purpose of the Agreement, like that of the Director Compensation Deferral Program, is to provide a long-term incentive to maximize shareholder value through increases in German American's return on equity. The Agreement was amended in 1996 to permit Mr. Astrike to defer in advance up to $180,000 (the previous maximum amount was $150,000) of the compensation that he would otherwise be entitled to receive from German American. Interest is credited to the amounts deferred by Mr. Astrike at the rate of the greater of eight percent or the five-year moving average of German American's return on equity, subject, however, to a maximum rate of twelve percent. The amounts deferred by Mr. Astrike are unfunded and Mr. Astrike's rights to such deferred amounts are those of an unsecured general creditor of German American. Mr. Astrike elected to defer a portion of his 1997 salary. Mr. Astrike is not eligible to receive profit sharing and matching contributions pursuant to the German American Profit Sharing and 401(k) Plan on deferred compensation.

                     Option/SAR* Grants In Last Fiscal Year

        The following table presents information on the stock option grants that were made during 1997 pursuant to the German American Bancorp 1992 Stock Option Plan. The only stock options granted during the year were replacement options that were granted to optionees who tendered already owned Common Shares of the Corporation in payment of the exercise price for options that had been granted to them in 1993. (Numbers of options and per share exercise prices have been retroactively adjusted to reflect subsequent stock splits and dividends and fractional shares have been rounded to the nearest whole share.)

=========================================================================================== =========================
                                                                                              Potential Realizable
                                                                                            Value at Assumed Annual
                                                                                              Rates of Stock Price
                                                                                                Appreciation for
                                                           Individual                              Option Term (1)
                                         Grants
======================== ---------------- ------------------ -------------- --------------- ------------ ============
                            Number of        % of Total
                           Securities       Options/SARs
                           Underlying        Granted to       Exercise or
                          Options/SARs      Employees in      Base Price      Expiration
            Name             Granted        Fiscal Year          ($/Sh)            Date          5%          10%
======================== ---------------- ------------------ -------------- --------------- ------------ ============
George W. Astrike                 5,622 (2)     23.6%               $17.79    4/19/2003      $35,643      $81,463
======================== ---------------- ------------------ -------------- --------------- ------------ ============
                                   4,796        20.1%               $17.74    4/19/2003      $30,359      $69,302
======================== ---------------- ------------------ -------------- --------------- ------------ ============
Mark A. Schroeder                 3,505 (2)     14.7%               $17.79    4/19/2003      $22,222      $50,787
======================== ---------------- ------------------ -------------- --------------- ------------ ============
                                   2,390        10.0%               $19.40    4/19/2003      $14,770      $33,197
======================== ---------------- ------------------ -------------- --------------- ------------ ============
Stan Ruhe                          2,371        10.0%               $17.79    4/19/2003      $15,032      $34,356
======================== ================ ================== ============== =============== ============ ============
                                   1,004        4.2%                $19.40    4/19/2003      $6,205       $13,946
======================== ================ ================== ============== =============== ============ ============
*The Corporation does not grant Stock Appreciation Rights ("SARs").

1 The amounts in the table are not intended to forecast possible future appreciation, if any, of the Corporation's Common Shares. Actual gains, if any, are dependent upon the future market price of the Corporation's Common Shares and there can be no assurance that the amounts reflected in this table will be achieved.

2 Incentive stock options previously granted under the Stock Option Plan were exercised by Mr. Astrike on January 16 and 28, 1997, and by Mr. Schroeder and Mr. Ruhe on January 16, 1997 and August 1, 1997. The options had been granted on April 20, 1993, at the estimated aggregate fair market value of the Common Shares covered by each option on that date. The Stock Option Plan provides that if the optionee tenders Common Shares of the Corporation already owned by the optionee as payment, in whole or in part, of the exercise price for the shares the optionee has elected to purchase under the option, then the Corporation is obligated to use its best efforts to issue a replacement option of the same type (incentive or non-qualified option), with the same expiration date as the option that was exercised, and covering a number of Common Shares equal to the number of Common Shares tendered. The per share exercise price of the replacement option is the fair market value of a Common Share of the Corporation on the date of exercise of the original option. Replacement options are not exercisable for a period of twelve months following their date of grant and are subject to cancellation if during such twelve-month period the optionee sells any Common Shares of the Corporation other than in payment of the exercise price of another option under the Stock Option Plan. Upon the exercise of options in January 1997, Mr. Astrike was granted replacements options covering a total of 10,418 shares. Upon the exercise of options in January 1997 and August 1997, Mr. Schroeder was granted replacements options covering a total of 5,895 shares and Mr. Ruhe was granted replacement options covering a total of 3,375 shares. The exercise prices for the replacement options (subject to adjustment pursuant to the Stock Option Plan) are as follows: January 16, 1997--$17.79; January 28, 1997--$17.74; and August 1, 1997--$19.40. The Stock Option
         Plan also provides that if a corporate reorganization would result in the termination of the Plan and unexercised options, then all unexercised options will become immediately exercisable regardless of any vesting requirements.

                       Aggregated Option/SAR Exercises In
                      Last Fiscal Year and Fiscal Year-End
                                Option/SAR Values

        The following table sets forth information with respect to options that have been granted to Messrs. Astrike, Schroeder and Ruhe pursuant to the German American Bancorp 1992 Stock Option Plan and the option exercises that occurred during 1997. (Numbers of options and per share exercise prices have been retroactively adjusted to reflect subsequent stock splits and dividends.)



========================== =============== ================ ------------------------------ =================================
                                                                Number of Unexercised            Value of Unexercised
                                                               Options/SARs at Fiscal        In-the-Money Options/SARs at
                                                                    Year-End (#)                 Fiscal Year-End ($)
========================== =============== ================ ------------------------------ =================================
                               Shares
                            Acquired on         Value
          Name              Exercise (#)    Realized ($)        Exercisable/Unexercisable     Exercisable/Unexercisable
========================== =============== ================ ------------------------------ =================================
George W. Astrike              13,354          $51,528                  10,421/0 options (1)      $148,322/$0 (4)
========================== =============== ================ ------------------------------ =================================
Mark A. Schroeder              9,034           $57,147               8,031/2,390 options (2)      $145,673/$30,111 (4)
========================== =============== ================ ============================== =================================
Stan Ruhe                      4,929           $29,360               4,457/1,004 options (3)      $80,922/$12,648 (4)
========================== =============== ================ ============================== =================================


1 In 1993 Mr. Astrike was granted an option to purchase 6,000 Common Shares at an exercise price of $32.50 per share, which, as a result of adjustments for subsequent stock splits and stock dividends, currently would be equivalent to an option for 20,837 Common Shares at an exercise price of $9.36 per share. The option became exercisable with respect to one-half of the shares immediately upon grant and became exercisable with respect to the other one-half of the shares on April 20, 1994. The original option has been fully exercised by Mr. Astrike; all of the remaining options are replacement options.

2 In 1993 Mr. Schroeder was granted an option to purchase 5,000 Common Shares at an exercise price of $32.50 per share, which, as a result of adjustments for subsequent stock splits and stock dividends, currently would be equivalent to an option for 17,364 Common Shares at an exercise price of $9.36 per share. The option becomes exercisable with respect to twenty percent of the shares covered by the option on each of the five anniversary dates beginning on the first anniversary date after the grant of the option. Of the shares covered by the option, 3,474 remain unexercised; Mr. Schroeder's other unexercised options are replacement options.

3 In 1993 Mr. Ruhe was granted an option to purchase 3,000 Common Shares at an exercise price of $32.50 per share, which, as a result of adjustments for subsequent stock splits and stock dividends, currently would be equivalent to an option for 10,419 Common Shares at an exercise price of $9.36 per share. The option becomes exercisable with respect to twenty percent of the shares covered by the option on each of the five anniversary dates beginning on the first anniversary date after the grant of the option. Of the shares covered by the option, 2,085 remain unexercised; Mr. Ruhe's other unexercised options are replacement options.

4 Represents the difference between the last per share trade price of the Corporation's Common Shares as reported on NASDAQ on December 31, 1997 ($32.00), and the exercise price of those options having an exercise price less than the last trade price, multiplied by the number of options.

                                Committee Report
                            on Executive Compensation

Overall Compensation Policy

        The Human Resources Committee (the "Committee") of the Board of Directors of the Corporation (formerly called the Compensation Committee) has the responsibility for recommending the salaries, bonuses and other compensation to be paid to the executive officers of the Corporation. The Committee's recommendations as to compensation are submitted to the full Board of Directors for approval. The Committee is composed of seven members, consisting of five independent, outside directors and two executive officers of the Corporation, Mr. Astrike and Mr. Schroeder. Messrs. Astrike and Schroeder absent themselves from, and do not participate in, any Committee proceedings relating to the determination of their own compensation. The primary goals of the Committee in determining compensation policy are to provide a level of compensation that will attract, motivate and help retain well-qualified executive officers and to further enhance shareholder return by more closely aligning the interests of executive officers with the interests of the Corporation's shareholders. The Committee attempts to attain these goals by setting total compensation at competitive levels considering an executive officer's individual performance while also providing effective incentives tied to the Corporation's overall financial performance. The executive compensation program consists of three basic elements: (1) base salary, (2) annual incentive bonus awards, and (3) stock option awards.

Base Salary

        The Corporation attempts to provide Mr. Astrike and the other executive officers with a base salary that is competitive with the salaries offered by other bank holding companies of comparable size in Indiana and the surrounding states. Each year the Committee reviews salary surveys provided by trade associations and accounting firms. Increases in base compensation are not automatically based on increased compensation at comparable institutions, however, but also reflect the performance of the individual executive officer and of the Corporation.

        Based on an evaluation of individual performance, the performance of the Corporation in 1996 and on information provided by salary surveys, the Committee recommended, and the Board approved the recommendation, that the base salary of Mr. Astrike for 1997 be increased by $10,000 to $178,000.

Annual Incentive Bonus Awards

        Annual bonuses are awarded based on the extent that the Committee believes that they are merited based on the attainment of certain goals relating to the Corporation's return of equity and return on assets. Based on these criteria, the bonus awarded for 1997 to Mr. Astrike was similar in amount to the bonus he received for 1996.

Stock Option Awards

        In 1992 the Corporation adopted a Stock Option Plan that provides for the award of incentive stock options and non-qualified stock options. The purpose of granting options is to provide long-term incentive compensation to complement the short-term focus of annual incentive bonus awards. The size of stock option awards depends upon the executive officer's level of responsibility and individual performance. Stock options are granted at the estimated fair market value of a Common Share of the Corporation on the date of grant.

        The five independent outside directors on the Committee also serve as the Stock Option Committee of the Corporation, which administers the Stock Option Plan. In April 1993 incentive stock options were awarded to Mr. Astrike and four other executive officers. Mr. Astrike was granted options covering 20,837 shares and the options granted the other executive officers ranged in amount from 5,209 shares to 17,364 shares each (all share amounts have been adjusted to reflect subsequent stock splits and stock dividends and have been rounded to the nearest whole number). The option granted to Mr. Astrike vested immediately with respect to half of the shares covered by the option in recognition of his past years of service as Chief Executive Officer of the Corporation and vested with respect to the other half of the shares on April 20, 1994. The options granted to the other executive officers vest in twenty percent increments beginning one year after the date of grant and become fully exercisable on April 20, 1998, the fifth anniversary of the grant date.

        The only options granted under the Stock Option Plan during 1997 were replacement options. The Stock Option Plan provides that if an optionee tenders Common Shares of the Corporation already owned by the optionee in whole or partial payment of the exercise price of an option, the Corporation will use its best efforts to grant the optionee a replacement option covering a number of shares equal to the number of already owned shares tendered. A replacement option is of the same type (incentive or non-qualified option) and has the same expiration date as the option exercised. The per share exercise price of a replacement option is the fair market value of a Common Share of the Corporation on the date of exercise of the original option. Replacement options were granted to Mr. Astrike on January 18, 1997, and January 28, 1997, and to the other named executive officers on January 16, 1997, and August 1, 1997.

        The Omnibus Budget Reconciliation Act enacted by the United States Congress in August 1993 amended the Internal Revenue Code of 1986 to disallow a public company's compensation deduction with respect to certain highly-paid executives in excess of $1 million unless certain conditions are satisfied. The Corporation presently believes that this provision is unlikely to become applicable in the near future to the Corporation because (a) the levels of base salary and annual incentive bonus awards of the Corporation's executive officers are substantially less than $1 million per annum, and (b) the law generally does not apply to stock option plans that require that options be granted at not less than fair market value, subject to certain conditions. Therefore, the Corporation has not taken any action to adjust its compensation plans or policies in response to the adoption of this law.

SUBMITTED BY THE MEMBERS OF THE Committee:

                George W. Astrike                 Robert Ruckriegel
                David Buehler                     Mark A. Schroeder
                A. Wayne ("Skip") Place           Joseph Steurer
                David B. Graham

                 Committee Interlocks and Insider Participation

        Two of the persons who served during 1997 on the Committee of the Corporation's Board of Directors, Messrs. Astrike and Schroeder, are executive officers of the Corporation. Messrs Astrike and Schroeder were not present for, and did not participate in, any Committee proceedings relating to the determination of their own compensation. None of the other five members of the Committee is, or previously was, an officer or employee of the Corporation. Mr. Buehler, a member of the Committee, is a principal shareholder, officer and director of Buehler Foods, Inc., which subleases space for three branch banking facilities to two of the Banks.


                 Certain Business Relationships And Transactions

        During 1997, the bank subsidiaries of the Corporation had (and expect to continue to have in the future) banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Corporation and their associates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

                             Stock Performance Graph

        The SEC requires the Corporation to include in this proxy statement a line-graph presentation comparing the Corporation's cumulative, five-year shareholder returns with market and industry returns. The following graph compares the Corporation's performance with the performance of the NASDAQ Stock Market (U.S. Companies), NASDAQ Bank Stocks, and a peer group of bank holding companies headquartered in Southern Indiana. The peer group includes the following: AMBANC Corp.; CNB Bancshares, Inc.; First Financial Corporation; Indiana United Bancorp; National City Bancshares, Inc.; and Old National Bancorp. The returns of each company in the peer group have been weighted to reflect the company's market capitalization.




                                   [TABLE SUBSTITUTED FOR GRAPH IN EDGAR FILING]



                                           GAB                     Peer                     Market
                  12/31/92               100.00                   100.00                    100.00
                  12/31/93               147.22                   126.50                    114.80
                  12/31/94               152.44                   131.38                    112.21
                  12/31/95               158.93                   138.47                    158.70
                  12/31/96               216.52                   183.01                    195.19
                  12/31/97               389.30                   254.44                    239.52


                                   PROPOSAL 2

                   PROPOSAL TO AMEND ARTICLES OF INCORPORATION
                             TO ELIMINATE PAR VALUE

        Currently, the Corporation's Articles of Incorporation provide that the Corporation's shares have a par value of $10.00 per share. The Board of Directors of the Corporation has approved and adopted, subject to shareholder approval, an amendment to the Corporation's Articles of Incorporation that would change the per share par value from $10.00 to no par value, except that, for certain limited purposes, the shares would be deemed to have a "stated value" of $1.00 per share. The proposed amendment would result in the elimination of the concept of par value with respect to the Corporation's shares. The proposed change would be accomplished by amending Article V of the Corporation's Articles of Incorporation to read as follows:

         "The total number of shares of capital stock that the Corporation has authority to issue shall be 20,500,000 shares consisting of 20,000,000 common shares (the "Common Shares") and 500,000 preferred shares (the "Preferred Shares"). The Corporation's shares shall have no par value. Solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, however, all of the shares shall be deemed to have a stated value of $1.00 per share."

        The Board of Directors believes that the proposed change in par value is in the best interests of the Corporation. The amendment would serve to conform the Corporation's Articles of Incorporation to current Indiana law and clarify the circumstances under which the Corporation may pay dividends or other distributions to shareholders. The Indiana Business Corporation Law, which became effective in 1987 (the "IBCL"), revised and restated substantially all of the Indiana law governing general business corporations. In 1987, the Corporation amended its Articles of Incorporation to reflect a number of the changes made by the IBCL, but no change was made at that time to the par value of the Corporation's shares. The prior law incorporated the concepts of par value, stated capital, capital surplus and earned surplus and utilized such concepts to determine a corporation's ability to pay dividends. The IBCL recognized that such concepts were complex and confusing and failed to serve the original purpose of protecting creditors and senior security holders. The IBCL eliminated these concepts entirely and substituted a simpler, more flexible, two-step test for judging distributions and redemptions. Under the IBCL, a corporation may make a dividend or other distribution to shareholders if, following the distribution, the corporation would be able to pay its debts as they become due in the ordinary course and the corporation's total assets would be greater than its total liabilities. The proposed amendment conforms the Corporation's Articles of Incorporation to these provisions of the IBCL. Neither the present "par value" nor the proposed "stated value" will have any effect on the Corporation's legal ability to pay dividends and make distributions. The Corporation does not anticipate that the amendment would affect the frequency or amount of dividends paid by the Corporation.


        For approval, the proposal to amend the Corporation's Articles of Incorporation to change the par value of the shares requires that the number of votes properly cast in favor of the proposal exceed the number of votes properly cast against the proposal. Shares present but not voted for or against the proposal (including shares that abstain from voting and broker non-votes) will not count as negative votes and will not affect the determination of whether the proposal has been approved. If approved by the shareholders at the Annual
Meeting, the change in par value of the Corporation's shares would become effective upon the filing of an amendment to the Corporation's Articles of Incorporation with the Indiana Secretary of State.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE CORPORATION'S ARTICLES OF INCORPORATION TO CHANGE THE PER SHARE PAR VALUE OF THE CORPORATION'S SHARES FROM $10.00 TO NO PAR VALUE. (ITEM 2 ON THE PROXY). UNLESS A SHAREHOLDER INDICATES OTHERWISE, PROXY HOLDERS WILL VOTE FOR THE PROPOSED AMENDMENT.

APPOINTMENT OF AUDITORS

        Crowe, Chizek and Company LLP ("Crowe Chizek") served as auditors for the Corporation in 1997. Although it is anticipated that Crowe Chizek will be selected, the Audit Committee has not yet considered the appointment of auditors for 1998. The Audit Committee expects to make a recommendation to the Board following the Audit Committee's April 1998 meeting. Representatives of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                        PRINCIPAL OWNERS OF COMMON SHARES

        The following table sets forth information as of January 1, 1998, relating to every person, including any group, known by management to beneficially own more than five percent of the Corporation's outstanding Common Shares and the beneficial ownership of the Corporation's Common Shares by all Directors and officers as a group.



Name and Address                                                                                   Percent
of Beneficial Owner                                    Amount and Nature of                        of
or Identity of Group                                   Beneficial Ownership                        Class

Buehler Group  (1)                                              309,557                             5.8%
c/o David G. Buehler
1227 West 31st Street
Jasper, Indiana  47546

1        The Buehler Group consists of David G. Buehler, Brenda Buehler, Buehler
         Foods, Inc. and the David G. Buehler  Charitable Trust.  Buehler Foods,
         Inc.,  which owns of record 265,085 of these shares,  is owned by David
         G. Buehler and his brother, Joseph E. Buehler, who share voting and investment power with respect to such shares. Mr. David Buehler owns 2 shares, he and his wife, Brenda Buehler, jointly own 6,407 shares, and the David G. Buehler Charitable Trust holds 37,800 shares. Mr. Joseph
         Buehler owns 263 shares.


                                  OTHER MATTERS

        The Board of Directors knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.


                                    EXPENSES

        All expenses in connection with this solicitation of proxies will be borne by the Corporation.



                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

        A shareholder desiring to submit a proposal for inclusion in the Corporation's proxy statement for the 1999 Annual Meeting of Shareholders must deliver the proposal so that it is received by the Corporation no later than December 1, 1998. Proposals should be mailed to Urban R. Giesler, Secretary of the Corporation, 711 Main Street, Jasper, Indiana 47546, by certified mail, return receipt requested.

                                      PROXY

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS
                 FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS OF
                             GERMAN AMERICAN BANCORP

     I hereby appoint David G. Buehler and A. Wayne ("Skip") Place, Jr., and each of them, my proxies, with power of substitution, to vote all Common Shares of German American Bancorp that I am entitled to vote at the Annual Meeting of Shareholders to be held at the principal office of The German American Bank, 711 Main Street, Jasper, Indiana, on April 23, 1998, at 10:00 a.m., Jasper time, and any adjournments thereof, as provided herein.

     THIS PROXY WILL BE VOTED AS SPECIFIED. IN THE ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

     This proxy may be revoked at any time prior to its exercise upon compliance with the procedures set forth in the Corporation's Proxy Statement, dated March 30, 1998.

     SHAREHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POST-PAID ENVELOPE.

1.   ELECTION OF DIRECTORS

            [  ]        FOR all nominees  listed  below,  as set forth in the
                        Corporation's  Proxy Statement,  dated March 30, 1998
                        (except   as  marked  to  the   contrary   below--see
                        "Instructions")

       Gene C. Mehne Robert C. Ruckriegel Mark A. Schroeder Larry J. Seger
                       Joseph F. Steurer Chet L.Thompson

            [  ]       WITHHOLD AUTHORITY to vote for all nominees listed above

     (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)



2. PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO ELIMINATE PAR VALUE OF COMMON SHARES

             [  ]    FOR   [  ] AGAINST   [  ] ABSTAIN


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Dated:


                                                        Signature or Signatures


                    (Please sign exactly as your name appears on this proxy. If shares are issued in the name of two or more persons, all such persons should sign. Trustees, executors and others signing in a representative capacity should indicate the capacity in which they sign.)